EXHIBIT 11

                     LCS INDUSTRIES, INC. AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE AND
                            COMMON EQUIVALENT SHARE

                  For the Three and Nine Months Ended June 30,
                                  (Unaudited)

                                                           Three Months                    Nine Months
                                                    --------------------------      --------------------------
                                                        1995           1994            1995            1994
                                                    ----------      ----------      ----------      ----------
Weighted average shares outstanding ..........       2,043,799       1,990,089       2,016,485       1,960,631

Weighted average - dilutive stock options ....         328,538         122,450         238,003         125,872

Shares issuable in connection with the
 acquisition of Catalog Resources, Inc. ......          21,719          21,719          21,719          21,719
                                                    ----------      ----------      ----------      ----------
                                                     2,394,056       2,134,258       2,276,207       2,108,222
                                                    ==========      ==========      ==========      ==========

Net income ...................................      $1,444,352      $   16,233      $4,241,434      $  867,483

Earnings per share and common equivalent share      $      .60      $      .01      $     1.86      $      .41
                                                    ==========      ==========      ==========      ==========